FIFTH AMENDMENT AND WAIVER TO LOAN AND SECURITY AGREEMENT
               AND CONSENT TO RELEASE OF LIENS AND SALE OF ASSETS

      This Fifth Amendment and Waiver to Loan and Security Agreement and Consent to Release of Liens and Sale of Assets (this "Amendment") is executed as of November 14, 2005 and is effective as of October 1, 2005, by GALAXY NUTRITIONAL FOODS, INC., a Delaware corporation ("Borrower") and TEXTRON FINANCIAL CORPORATION, a Delaware corporation ("Lender").

                                    RECITALS

      A. Lender and Borrower have established a revolving loan credit facility pursuant to that certain Loan and Security Agreement dated as of May 27, 2003, as such agreement may have been previously amended, modified or supplemented (as so amended, the "Agreement").

      B. Borrower has failed to comply with (i) Section 7.6(a) of the Loan Agreement by permitting its Fixed Charge Coverage Ratio to be less than the amounts set forth in such Section for the periods ended June 30, 2005, July 31, 2005, August 31, 2005 and September 30, 2005 (the "Fixed Charge Coverage Ratio Default"), (ii) Section 7.6(b) of the Loan Agreement by permitting its Adjusted Tangible Net Worth to be less than the amounts set forth in such Section for the calendar months ended June 30, 2005, July 31, 2005, August 31, 2005 and September 30, 2005 (the "Tangible Net Worth Default") and (iii) Section 6.8 of the Loan Agreement by permitting the aggregate unpaid principal amount of the Revolving Loan Advances to exceed the Borrowing Base on various dates in July 2005 and August 2005 without an immediate repayment of such excess (the "Overadvance Default" and, together with the Fixed Charge Coverage Ratio Default and the Tangible Net Worth Default, the "Existing Defaults").

      C. Pursuant to Section 7.2 of the Agreement, Borrower is not permitted to sell, consign, lease or remove from Borrower's business locations any of Borrower's assets.

      D. Borrower, pursuant to that certain Asset Purchase Agreement dated June 30, 2005, by and between Borrower and Schreiber Foods, Inc., a Wisconsin corporation ("Buyer") (the "Asset Purchase Agreement"), intends to sell the "Purchased Assets" (as defined in the Asset Purchase Agreement and hereinafter referred to as the "Assets") to Buyer (such sale, the "Asset Sale") and may, in the future sell to one or more third parties certain of its remaining equipment, fixtures and other similar personal property (such assets, the "Remaining Equipment and Fixtures").

      E. Borrower, pursuant to that certain Supply Agreement dated June 30, 2005, by and between Borrower and Buyer (the "Supply Agreement"), intends to outsource to Buyer Borrower's manufacturing processes with respect to its products.

      F. Borrower has requested that certain terms of the Agreement be amended.

      G. Borrower has requested that Lender waive the Existing Defaults.

      H. Borrower has requested that Lender consent to the Asset Sale and the future sale of the Remaining Equipment and Fixtures and release its Liens on the Assets in connection with the Asset Sale.

      I. Borrower has requested that Lender consent to the Supply Agreement and the transactions contemplated thereby.

      J. Lender has agreed to (i) consent to the Asset Sale and the sale of the Remaining Equipment and Fixtures, (ii) release its Liens on the Assets, (iii) consent to the Supply Agreement and the transactions contemplated thereby, (iv) waive the Existing Defaults and (v) amend the Agreement, all on the terms and conditions set forth in this Amendment.

                                    AGREEMENT

      In reliance upon the representations, warranties and covenants of Borrower set forth in the Agreement, Lender and Borrower agree as follows:

      1. Definitions. Capitalized terms not defined in this Amendment shall have the definitions given to them in the Agreement, where applicable, or the UCC as amended from time to time.

      2. Consent; Release of Liens.

            (a) Lender hereby consents to (x) the Asset Sale, (y) the Supply Agreement and the transactions contemplated thereby and (z) the sale of the Remaining Equipment and Fixtures, so long as:

                  (i) no Default or Event of Default has occurred and is
            continuing or would be caused thereby;

                  (ii) the gross proceeds from the Asset Sale are not less than
            $8,700,000;

                  (iii) Borrower shall, on the date of receipt of the proceeds from the Asset Sale, repay the SouthTrust Debt in full;

                  (iv) Borrower shall (A) on the date of receipt of the proceeds from the Asset Sale, repay the outstanding principal amount of the Revolving Loan Advances in an amount equal the amount of the proceeds from the Asset Sale remaining after (1) repayment of the SouthTrust Debt and (2) the payment of (I) all past due personal property taxes of Borrower and (II) any other taxes of Borrower due in respect of the Asset Sale and (B) on the date of receipt of the proceeds from the sale of the Remaining Equipment and Fixtures, repay the outstanding principal amount of the Revolving Loan Advances in an amount equal the amount of the proceeds from such sale; and


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

                  (v) Lender shall have received duly executed copies of the
            Asset Purchase Agreement and the other documents executed and delivered in connection therewith, in form and substance satisfactory to Lender. Lender acknowledges it has previously received executed copies of the Asset Purchase Agreement and the Supply Agreement.

            (b) Upon execution of this Amendment by Borrower and Lender and satisfaction of the conditions set forth in Section 1(a) hereof, Lender agrees to file such documents as Borrower may reasonably request, at Borrower's expense, in order to release Lender's Lien on the Assets and, when requested by Borrower upon completion of the sale of the Remaining Equipment and Fixtures, the Remaining Equipment and Fixtures, including, without limitation, Uniform Commercial Code Financing Statement Amendments, as appropriate, for filing in each office where a UCC Financing Statement has been filed or other instruments are required to terminate the filings or recordings in favor of Lender with respect to the Assets.

      3. Amendment to Definitions. The Agreement is amended by deleting the definitions of "Adjusted Tangible Net Worth", "Fixed Charge Coverage Ratio" and "Renewal Term" in their entirety from the Agreement.

      4. Further Amendments to Definitions. The Agreement is amended by deleting the definitions of "Availability Reserve", "Borrowing Base" and "Capital Expenditures" in their entirety from the Agreement and inserting the following new definitions in the appropriate alphabetical location:

            "Asset Purchase Agreement" means that certain Asset Purchase Agreement dated June 30, 2005, by and between Borrower and Buyer.

            "Asset Sale" means the sale of the Assets by Borrower to Buyer.

            "Asset Sale Closing Date" has the meaning given to it in Section
      6.18.

            "Assets" means the "Purchased Assets" as defined in the Asset Purchase Agreement.

            "Availability Reserve" means a reserve based on the requirement that excess Availability under the Revolving Credit Facility be in an amount of not less than (a) $600,000.00 at any time prior to (but not including) the Asset Sale Closing Date or (b) $500,000.00 at any time on or after the Asset Sale Closing Date.

            "Borrowing Base" means, with respect to Borrower, an amount in dollars equal to the lesser of (a) the Revolving Credit Facility, or (b) the sum, without duplication, of: (i) up to eighty-five percent (85%) of the net amount of the Eligible Receivables; plus (ii) (A) on or prior to December 31, 2005, the lesser of (x) up to sixty percent (60%) of the Eligible Inventory and (y) $3,500,000.00 or (B) after December 31, 2005, $0.00; minus (iii) the Availability Reserve; minus (iv) the Dilution Reserve; and minus (v) other Reserves, if any.

            "Buyer" means Schreiber Foods, Inc., a Wisconsin corporation.

            "Capital Expenditures" means the aggregate of all expenditures made and liabilities incurred that, in accordance with GAAP, are required to be included in or reflected by the property, plant, equipment or similar fixed assets accounts; provided, however, that in no event shall Capital Expenditures include any payments made to purchase leased equipment from third parties which is to be sold to Buyer in connection with the Asset Sale if such equipment is in fact sold to Buyer in connection with the Asset Sale.

            "Fifth Amendment Date" means November 14, 2005.

            "Forecast" means the forecast dated November 8, 2005 and delivered by Borrower to Lender.

            "Reporting Condition" means at any time Availability is less than $1,000,000.00 until such time as Availability is greater than $1,000,000.00 for five (5) consecutive Business Days.

            "Supply Agreement" means that certain Supply Agreement dated as of June 30, 2005 by and between Borrower and Buyer.

      5. Amendment to Section 1.6. Section 1.6 of the Agreement, Renewal and Termination, is amended by deleting paragraph (a) of such Section in its entirety and substituting the following therefor:

            "(a) This Agreement shall expire on the Termination Date. Borrower may terminate this Agreement at the expiration of the Initial Term or on any other date, and if (i) such termination date is on a date other than the end of the Initial Term and (ii) a Default has occurred on or after the Fifth Amendment Date, by payment to Lender of the Early Termination Fee as provided in Section 2.5. Lender may terminate this Agreement (i) at the expiration of the Initial Term and (ii) at any time during the existence of an uncured Event of Default."

      6. Amendment to Section 2.5. Section 2.5 of the Agreement, Early Termination Fee, is amended by deleting the first sentence of such Section in its entirety and substituting the following therefor:

      "If for any reason this Agreement is terminated by Borrower prior to the end of the Initial Term of this Agreement and a Default has occurred on or after the Fifth Amendment Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of lost profits of Lender as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an Early Termination Fee in an amount equal to the following percentage of the amount of the Revolving Credit Facility corresponding to the period in which the termination date occurs:"

      7. Amendment to Section 6.7. Section 6.7 of the Agreement, Reporting as to Revenues, Receivables and Inventory, is amended by deleting subsection (a)(i) of such Section in its entirety and substituting the following therefor:

            "(i) no later than 5:00 p.m., east coast time on (A) if a Reporting Condition exists, each Business Day or (B) if no Reporting Condition exists, the first to occur of (i) the day on which Borrower requests a Revolving Loan Advance or (ii) Wednesday of each week, a Borrowing Base Certificate based on the Receivables and Inventory as of the end of the preceding week, together with a detailed summary of sources of all of the Revenues, including sales of Inventory, and credits and collections associated with the Receivables;"

      8. Amendment to Article VI. Article VI of the Agreement, Affirmative Covenants, is amended by adding the a new Section 6.18 at the end thereof to read as follows:

            "6.18 Asset Sale. Borrower shall (a) until the Asset Sale Closing Date (as defined below), on or before Wednesday of each week, deliver a weekly update of cash financial projections covering the next 13 weeks, with actual weekly cash receipts and disbursements presented from September 5, 2005 through the prior week end, (b) on or before December 15, 2005, cause Buyer to commence shipments of Products (as defined in the Supply Agreement) pursuant to the Supply Agreement, (c) on or before December 20, 2005, receive approval of the Asset Sale from shareholders holding a majority of the outstanding shares of its common stock and (d) on or before December 31, 2005, consummate the Asset Sale (such date of consummation being hereafter referred to as the "Asset Sale Closing Date")."

      9. Amendment to Section 7.4. Section 7.4 of the Agreement, Capital Expenditures and Investments, is amended by deleting such subsection in its entirety and substituting the following therefor:

            "7.4 Capital Expenditures and Investments. Borrower shall not: (a) make any Unfunded Capital Expenditures (i) in the Fiscal Year ending March 31, 2004, in the aggregate, in excess of $250,000 (but in an amount not to exceed $150,000 for acquisition and/or upgrade of Borrower's computer system), (ii) in the Fiscal Year ending March 31, 2005, in the aggregate, in excess of $200,000, (iii) in the Fiscal Year ending March 31, 2006, in the aggregate, in excess of $200,000 or (iv) in any Fiscal Year thereafter, in the aggregate, in excess of $100,000 or (b) make any Investment other than Permitted Investments."

      10. Amendment to Section 7.6. Section 7.6 of the Agreement, Financial Covenants, is amended by deleting such Section in its entirety and substituting the following therefor:

            "7.6 Financial Covenants.

                  (a) Borrower shall not, as of Friday of each week until the
            Asset Sale Closing Date, permit its revenue from the sale of its inventory less any deductions for the immediately preceding three
            (3) weeks to be less than eighty-five percent (85%) of the amount of the gross sales set forth in the Forecast for such period.

                  (b) [Intentionally Omitted].

                  (c) [Intentionally Omitted]."

      11. Waiver of Existing Defaults. Lender hereby waives the Existing
Defaults.

      12. Confirmation. The parties to this Amendment acknowledge and agree that the security interests created pursuant to the Agreement shall remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower, and nothing contained in this Amendment shall be deemed a release of any of the Collateral.

      13. Representations and Warranties. Borrower hereby represents and warrants to Lender: (a) the Representations and Warranties contained in Article V of the Agreement, as amended by this Amendment, are true and correct as of the date of this Amendment; (b) the execution, delivery and performance by Borrower of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any third person party in order to be enforceable; and (c) the Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, without defense, counterclaim, recoupment, or offset.

      14. Conditions Precedent to Effectiveness. This Amendment shall be effective (such date, the "Fifth Amendment Date") upon satisfaction of the following:

            (a) Lender's receipt of a counterpart hereof duly executed by Borrower;

            (b) Lender's receipt of the Fifth Amendment Fee and all other fees (other than the Administration Fee (as defined below)) and expenses related to this Amendment;

            (c) Lenders' receipt of the Offering Memorandum prepared by Goldman Sachs relating to the sale of Borrower; and

            (d) Lender's receipt of such duly executed documents, certificates, instruments and legal opinions as Lender shall reasonably request in connection with the transactions contemplated by this Amendment, each in form and substance reasonably satisfactory to Lender.

      15. Conditions Subsequent to Effectiveness. The continued effectiveness of this Amendment is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below:

            (a) On the dates set forth in Section 16 below, Lender shall receive the applicable installments of the Administration Fee as set forth in such Section; and


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

            (b) on or before December 31, 2005, Lender shall have received a revised cash flow model of Borrower in form and substance reasonably satisfactory to Lender.

      16. Fees. In order to induce Lender to enter into this Amendment, Borrower agrees to pay to Lender an Amendment Fee in the amount of $50,000 (the "Fifth Amendment Fee") and a Administration Fee in the aggregate amount of $50,000 (the "Administration Fee"). The Fifth Amendment Fee and the Administration Fee shall be payable by Borrower to Lender as follows:

            (a) on the Fifth Amendment Date, Borrower shall pay Lender the Fifth Amendment Fee;

            (b) unless the Agreement has been terminated, on or before February 1, 2006, Borrower shall pay Lender $5,000 of the Administration Fee;

            (c) unless the Agreement has been terminated, on or before March 1, 2006, Borrower shall pay Lender $10,000 of the Administration Fee;

            (d) unless the Agreement has been terminated, on or before April 1, 2006, Borrower shall pay Lender $15,000 of the Administration Fee; and

            (e) unless the Agreement has been terminated, on or before May 1, 2006, Borrower shall pay Lender the remaining $20,000 of the Administration Fee.

The Fifth Amendment Fee and the each portion of the Administration Fee shall be fully earned by Lender on the date of required payment thereof, shall be non-refundable when paid and shall be treated as a Revolving Loan Advance and be payable without setoff, deduction, counterclaim or withholding of any kind whatsoever. Borrower agrees to pay to Lender all costs and expenses, including reasonable attorneys' fees, incurred by Lender in connection with the preparation and execution of this Amendment.

      17. Full Force and Effect; No Further Amendment. Except as expressly amended by the terms of this Amendment, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect without further modification or amendment. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided above, operate as a waiver or any right, power or remedy of the Lender under the Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Agreement or any of the other Loan Documents.

      18. Complete Agreement. This Amendment contains the entire and exclusive agreement of the parties with reference to all matters discussed in this Amendment, and this Amendment supersedes all prior drafts and communications with respect thereto. This Amendment shall be deemed incorporated into, and made a part of, the Agreement.

      19. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original but all such separate counterparts shall together constitute but one and the same instrument. In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile or other electronic method of transmission shall be deemed an original signature hereto.


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

      20. Reference to and Effect on the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Agreement, and each reference in the other Loan Documents to "the Loan Agreement" "thereunder", "thereof" or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as amended hereby.

      21. Section Titles. The section titles contained in this Amendment are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

      22. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF RHODE ISLAND.

      23. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.


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

      The undersigned, pursuant to due authority, have caused this Amendment to be executed as of the date set forth above.


                                BORROWER:

                                GALAXY NUTRITIONAL FOODS, INC.


                                By: /s/ Salvatore J. Furnari
                                    --------------------------------------------
                                    Name: Salvatore J. Furnari
                                    Title:  Chief Financial Officer


                                LENDER:

                                TEXTRON FINANCIAL CORPORATION



                                By: /s/ Stuart Hall
                                    --------------------------------------------
                                    Name:  Stuart Hall
                                    Title:  Senior Account Executive